Exhibit (b)(5)

[Reference translation – in case of any discrepancy, the original Japanese version shall prevail.]

August 26, 2020

To LINE Corporation

Syndicated Loan Commitment Letter

We thank you for your continued support.

1. Commitment

The financial institutions set forth in “Participant Financial Institution” column of the Exhibit (“we” or “us”) have been asked by you to consider a loan for the purpose of financing for redemption of bonds with stock acquisition rights issued by you and other related expenses (the “Loan”).

We considered this matter on the basis of information obtained through the materials and projections etc. that you provided; in light of the discussions that have been held between you and us prior to the date of this Commitment Letter, and with the content and under the conditions set forth in the Term Sheet of Attachment 1, we make commitment (“Commitment”) to you, subject to the satisfaction of the Commitment Conditions set forth below, regarding the provision to you of: a Tranche A loan having a total committed loan amount of JPY74.3 billion (“Tranche A”), a Tranche B loan having a total committed loan amount of JPY68.6 billion (“Tranche B”), a Tranche C loan having a total committed loan amount of JPY5.7 billion (“Tranche C”), and a Tranche D loan having a total committed loan amount of JPY5.7 billion (“Tranche D”) (Tranche A, Tranche B, Tranche C and Tranche D are referred to individually and collectively as the “Facility”), with the maximum amounts for each financial institution set forth in the Exhibit.

2. Change or Addition

This Commitment is made on the basis of the information that we received from you as of August 13, 2020 (“Reference Date”). In the event that there are any changes, corrections or additions to such information that would have a non-trivial adverse impact on credit decisions by us, the content of this Commitment Letter or the Commitment (except for the Commitment Conditions) may be the subject of amendment or addition to the extent reasonably necessary in light of the substance of such change, correction or additional information.

3. Validity of Commitment

This Commitment will come into effect subject to our receipt of the letter of Attachment 2 with your name inscribed and seal affixed (“Mandate Letter”). In the event that we do not receive a copy of the Mandate Letter with your name inscribed and seal affixed by 5:00 p.m. on September 4, 2020, the Commitment will automatically expire. You shall submit the original Mandate Letter with your name inscribed and seal affixed promptly to us.

4. Effective Term

This Commitment Letter will be effective until the earlier of the final day of January 2021 or the execution date of a loan agreement for the Loan (“Loan Agreement”) and this Commitment Letter will automatically expire with expiration of the effective term. Further, in the event that it is objectively certain that the conditions for the Commitment set forth below will not be satisfied by the end of the effective term set forth above, this Commitment Letter shall expire prior to such date. Please note that even after this Commitment Letter expires, the terms and conditions of Paragraphs 5, 6, 8, 11 and 12 hereof will remain in effect.

5. Confidentiality

You and we shall maintain the confidentiality of all matters relating to this Commitment Letter (including the Term Sheet), and without the prior written consent of the other party (for you, this means us; for us, this means you), cannot disclose or deliver copies of such matters to any third parties; provided, however, that the foregoing shall not apply (i) in a case where we owe a duty of disclosure based on laws and regulations or the request of a regulatory authority; (ii) in a case where we make disclosure to our attorneys, accountants, tax accountants or other advisors (if the disclosee is a person other than a person owing a statutory duty of confidentiality, a confidentiality duty must be imposed on such person prior to disclosure); and (iii) in a case of disclosure to parent companies (including their officers) of us, provided that in all such cases (i) through (iii), a confidentiality duty equivalent to the duty set forth in this paragraph is imposed on persons who do not owe a statutory confidentiality duty and any obtained information (including credit information) is disclosed only to the extent reasonably necessary; and provided, further, that the foregoing shall not apply in cases of disclosure to Softbank Corporation, NAVER Corporation and Z Holdings Corporation, both of which are planned to be guarantors for the Loan, and their officers, attorneys, accountants, tax accountants, and other advisors, provided that such disclosure is made to the extent reasonably necessary and after the imposition of a confidentiality duty equivalent to the duty set forth in this paragraph on any persons who do not owe a statutory confidentiality duty.

Any announcement of disbursement of the Loan or terms of the Facility shall require the prior consent of both of us and you except for a case where the disclosure required in accordance with requirements of laws (including rules of stock change etc.).

6. Expenses

Reasonable expenses arising in relation to agreements relating to the Loan (“Loan-Related Agreements”) and this Commitment Letter (including without limitation reasonable expenses incurred by us in relation to the preparation, change or amendment of, or exercise of rights under, the Loan-Related Agreements (including without limitation reasonable attorney fees)), stamp duties and other taxes or public charges on contracts will be borne by you, even if the Loan is not disbursed or the Loan Agreement is not executed (except for a case where such non-disbursement of the Loan or non-execution of the Loan Agreement is due to our breach of duty under this Commitment Letter or the Loan Agreement) and regardless of whether the Commitment has come into effect or not and whether it has lost effect.

7. Acknowledgments and Confirmations

You acknowledge and confirm the matters in each of (a) through (f) below in relation to the Commitment and other transactions based on or related to this Commitment Letter (the “Transaction”).

(a)	That the Transaction is a bilateral, arm’s-length transaction between you and us;

(b)	That you have received advice regarding the Transaction that you consider to be necessary from attorneys, accountants, tax attorneys and other advisors;

(c)	That you have the capacity to make determination regarding, and fully understand, the conditions and risks relating to the Transaction;

(d)	That in relation to the Transaction or the Loan, we will not act as your advisor, agent, or trustee, and does not owe any duty as advisor, agent, or trustee;

(e)	That in relation to the Transaction or the Loan, we owe no duty to you other than duties clearly stipulated in this Commitment Letter as duties owed to you; and

(f)

That (i) by 5 p.m. of September 30, 2020 the date of this Commitment Letter, you will submit to the respective payees a copy of the original of the Fee Letters for the assorted fees having a format to be agreed upon separately (the original of such Fee Letters shall be delivered to the payees of the fees promptly) or will execute the agreement for the assorted fees having a format to be agreed upon separately and (ii) you will make payment of the assorted fees to the respective fee payee in accordance with the conditions specified in such Fee Letters or agreements.

8. Indemnification

In the event that in relation to the submission of this Commitment Letter or otherwise in relation to the Transaction or the Loan, any of us (including our affiliates; hereinafter the same in this paragraph), our officers, agents or nominated specialists (“Indemnitee”) suffer damage or loss or bear liability or expenses because of your willful misconduct or negligence, you shall indemnify such Indemnitee against damage, loss, liability or expense (except for those caused by such Indemnitee’s willfulness or gross negligence) to the extent there is proximate cause, as demanded by the Indemnitee.

9. Conflict of Interests

You acknowledge that we or our affiliates provide debt and equity financing and other assorted services (including financial advice) in the capital markets etc. to third parties other than you, and it is possible that our interests in such cases may not always align with your interests in the transaction contemplated under this Commitment Letter.

10. Amendment

Except for the case set forth in Paragraph 2, the matters set forth in this Commitment Letter can be amended if and only if you and us have agreed in writing.

11. Governing Law and Jurisdiction

This Commitment Letter shall be governed by and interpreted in accordance with Japanese law. The Tokyo District Court shall be the agreed exclusive court of first instance for all disputes that arise between you and us in relation to the matters agreed to under this Commitment Letter.

12. Terms

Unless otherwise defined, terms defined in the Term Sheet shall have the same meaning in this Commitment Letter.

End

(Seal of Sumitomo Mitsui Banking Corporation)
(Sumitomo Mitsui Banking Corporation)

(Seal of BNP Paribas)
(BNP Paribas (acting through its Tokyo branch))

(Seal of Mizuho Bank, Ltd.)
(Mizuho Bank, Ltd.)

(Seal of Aozora Bank, Ltd.)
(Aozora Bank, Ltd.)

(Seal of MUFG Bank, Ltd.)
(MUFG Bank, Ltd.)

(Seal of DBS Bank Limited Tokyo Branch)
(DBS Bank Limited Tokyo Branch)

(Seal of WOORI BANK)
(WOORI BANK)

(Seal of Crédit Agricole Corporate and Investment Bank, Tokyo Branch)
(Crédit Agricole Corporate and Investment Bank, Tokyo Branch)

(Seal of Hana Bank)
(Hana Bank)

(Seal of Korea Development Bank, Tokyo Branch)
(Korea Development Bank, Tokyo Branch)

(Seal of The Bank of Yokohama, Ltd.)
(The Bank of Yokohama, Ltd.)

(Seal of Kookmin Bank)
(Kookmin Bank)

(Seal of Shinsei Bank, Limited)
(Shinsei Bank, Limited)

(Seal of Mega International Commercial Bank Co., Ltd.)
(Mega International Commercial Bank Co., Ltd.)

(Seal of Shinhan Bank Japan)
(Shinhan Bank Japan)

(Seal of The Dai-ichi Life Insurance Company, Limited)
(The Dai-ichi Life Insurance Company, Limited)

(Seal of E.SUN Commercial Bank, Ltd. Tokyo Branch)
(E.SUN Commercial Bank, Ltd. Tokyo Branch)

(Seal of Sompo Japan Insurance Inc.)
(Sompo Japan Insurance Inc.)

(Seal of First Commercial Bank)
(First Commercial Bank)

(Seal of The Ehime Bank, Ltd.)
(The Ehime Bank, Ltd.)

(Seal of ORIX Bank Corporation)
(ORIX Bank Corporation)

(Seal of CTBC Bank Co., Ltd. Tokyo Branch)
(CTBC Bank Co., Ltd. Tokyo Branch)

Commitment Conditions

(1)	That the Loan proceeds are used for redemption of the bonds with stock acquisition rights issued by you and ancillary expenses.

(2)

That the materials and information that we have received from you by the Reference Date are true and correct except for those which do not have material adverse effect on the Transaction or the Loan, and since the day following the Reference Date, there has been no (i) addition or discovery of new materials or information; (ii) discovery of information causing materials or information as of the Reference Date to lose truthfulness or accuracy; or (iii) amendment or revision of the above materials as of the Reference Date. Further, no materials or information (limited to those that were practically and reasonably available for submission by the Reference Date) exist that would have material adverse effect on the Transaction and the Loan and were not disclosed to us by the Reference Date.

(3)	That we obtain final institutional approval regarding the terms and content under the Loan-Related Agreements.

(4)

That it is not reasonably found to be certain in light of the objective situations that the conditions precedent for disbursement of the loan set forth in the Loan Agreement (prior to execution of the Loan Agreement, as set forth in this Commitment Letter) will not be satisfied or waived at the time of Loan disbursement.

(5)

That we have not reasonably concluded that there has been a marked deterioration of the financial market environment, marked damage to your creditworthiness, or other event rendering disbursement of the Loan to be no longer possible or remarkably difficult; provided, however, that you and us will make the best effort to obtain the best result for both of us upon good faith consultation in respect of future actions between you and us.

End

(Exhibit)

1.	Tranche A

Participant Financial Institution	Tranche A Maximum Loan Amount
Sumitomo Mitsui Banking Corporation	JPY3 billion
BNP Paribas (acting through its Tokyo branch)	JPY3 billion
Mizuho Bank, Ltd.	JPY2.5 billion
Aozora Bank, Ltd.	JPY4.5 billion
MUFG Bank, Ltd.	JPY2.5 billion
DBS Bank Limited Tokyo Branch	JPY3 billion
WOORI BANK	JPY13.5 billion
Crédit Agricole Corporate and Investment Bank, Tokyo Branch	JPY13 billion
Hana Bank	JPY4.5 billion
Korea Development Bank, Tokyo Branch	JPY9.05 billion
Kookmin Bank	JPY6.75 billion
Shinsei Bank, Limited	JPY4.5 billion
Mega International Commercial Bank Co., Ltd.	JPY4.5 billion
Total	JPY74.3 billion

2.	Tranche B

Participant Financial Institution	Tranche B Maximum Loan Amount
Sumitomo Mitsui Banking Corporation	JPY7.8 billion
BNP Paribas (acting through its Tokyo branch)	JPY6 billion
Mizuho Bank, Ltd.	JPY6.5 billion
Aozora Bank, Ltd.	JPY12 billion
MUFG Bank, Ltd.	JPY6.4 billion
DBS Bank Limited Tokyo Branch	JPY5.5 billion
Hana Bank	JPY6.45 billion
The Bank of Yokohama, Ltd.	JPY8 billion
Shinhan Bank Japan	JPY4.3 billion
E.SUN Commercial Bank, Ltd. Tokyo Branch	JPY1.7 billion
First Commercial Bank	JPY1.7 billion
The Ehime Bank, Ltd.	JPY0.875 billion
ORIX Bank Corporation	JPY0.875 billion
CTBC Bank Co., Ltd. Tokyo Branch	JPY0.5 billion
Total	JPY68.6 billion

3.	Tranche C

Participant Financial Institution	Tranche C Maximum Loan Amount
Sumitomo Mitsui Banking Corporation	JPY5.7 billion
Total	JPY5.7 billion

4.	Tranche D

Participant Financial Institution	Tranche D Maximum Loan Amount
The Dai-ichi Life Insurance Company, Limited	JPY4 billion
Sompo Japan Insurance Inc.	JPY1.7 billion
Total	JPY5.7 billion

(Attachment 1)

Term Sheet

As attached.

Syndicated Loan for LINE Corporation: Term Sheet

(Term Loan with a Commitment Period)

1. Basic Terms
(1) Common Terms

Borrower:	LINE Corporation (or, once the absorption-type company split for the purpose of transferring the entire business of LINE Corporation, including its contractual status and rights and duties under this Agreement, to its wholly owned subsidiary (“Borrower (New LINE)” and such absorption-type company split is hereinafter referred to as the “Absorption-type Company Split”) has taken effect as part of the corporate restructuring described in the Exhibit hereto (“Restructuring”), Borrower (New LINE))

Lenders:	Financial institutions agreed to by Arrangers and Borrower

Arrangers:	Sumitomo Mitsui Banking Corporation BNP Paribas (acting through its Tokyo branch) Mizuho Bank, Ltd.

Co-Arranger:

A Lender satisfying either of the following conditions:

(i) A Lender expressing its intent to participate in both Tranche A and Tranche B, provided that the sum of the amounts of participation in Tranche A and Tranche B so expressed is equal to or greater than 30 billion yen (of which, the amount of participation in Tranche B is equal to or greater than 5 billion yen); or

(ii)  A Lender expressing its intent to participate only in Tranche B, provided that the amount of participation so expressed is equal to or greater than 15 billion yen.

Agent:	Mizuho Bank, Ltd. (Agent Business Administration Department)

Type of Agreement:	Credit line agreement (gendo kashitsuke keiyaku)

Aggregate Amount of Credit Line (Proposed):

160.6 billion yen (on a best effort basis)

Tranche A: 74.3 billion yen

Tranche B: 62.3 billion yen

Tranche C: 12 billion yen

Tranche D: 12 billion yen (equal to the amount of Tranche C)

Total amount of Tranche B and Tranche C shall be 74.3 billion yen. The amount for each of Tranche B and Tranche C may be adjusted depending on the demand of Tranche B and Tranche D.

Date of Agreement:	September 30, 2020 (Proposed)

Commitment Period:

In respect of Tranche A, Tranche B and Tranche C, a loan may be drawn down at a maximum of one time during the period from the date of this Agreement to the Commitment Expiration Date (March 31, 2021 (proposed)) (provided that if an application is made for two or more tranches of Tranche A Loan, Tranche B Loan and Tranche C Loan in a single application form, this shall be treated as one application).

In respect of Tranche D, a loan may be drawn down at a maximum of one time during the period from the date of the loan disbursement date of Tranche A, Tranche B and Tranche C to the completion date of the Restructuring.

Manner of Drawdown of Loan:

(1)   Borrower shall, no later than 10:00 a.m. on the day which is three Business Days prior to the requested disbursement date, submit to Agent a loan application form by facsimile specifying the requested disbursement date, Tranche, and the requested amount of the loan.

(2)   The requested amount for the Tranche A Loan and the total requested amount for the Tranche B Loan and the Tranche C Loan shall be the same.

Use of Proceeds:

Tranche A, Tranche B and Tranche C:

Expenses for redemption of the bonds with stock acquisition rights issued by Borrower (“Bonds with Stock Acquisition Rights”) and expenses incidental thereto.

Tranche D:

Funds for refinance of Tranche C Loan and expenses incidental thereto.

(Neither Agent nor any Lender shall be obligated to oversee, inspect or review conformity with the required use of proceeds.)

Agent Account:	An account established by Agent at the main office of Mizuho Bank, Ltd. or, if Agent designates another account as the new Agent Account and so notifies Borrower and all Lenders, such new account.

Borrower-Designated Account:	An existing account established by Borrower at Ebisu Branch of Mizuho Bank, Ltd. or, if Borrower designates another account as the new Borrower-Designated Account with the approval of Agent, and Agent so notifies Borrower and all Lenders, such new account.

Business Day:

Any day other than bank holidays designated under the laws of Japan. If any obligation falls due on any day that is not a Business Day, the payment date shall be the immediately following Business Day (or, if such immediately following Business Day falls in the following month, the payment date shall be the immediately preceding Business Day, unless otherwise specifically stipulated).

With respect to NAVER Corporation as Guarantor, the Business Day shall be any day other than bank holidays designated under the laws of Japan and the Republic of Korea in case of application of the provisions under this Agreement that are exclusively applicable to such Guarantor. For the avoidance of doubt, the “provisions under this Agreement that are exclusively applicable to such Guarantor” shall be limited to “Representations and Warranties of Guarantors” and “Covenants of Guarantors” and such exceptional treatment shall not be made in connection with performance of guarantor’s obligation and calculation of grace period under the events of default.

Majority Lenders Ratio:	50.1% or more of total committed amount (after disbursement of loans, the principal amount which has not been repaid) of Tranche A, Tranche B and Tranche C (after full repayment of Tranche C, Tranche D) (proposed)

(2) Tranche A

Committed Amount (Proposed):	74.3 billion yen

Final Repayment Date:	First anniversary of the Tranche A Loan Disbursement Date.

Manner of Repayment of Principal:	Payable in lump sum at maturity

Manner of Payment of Interest:	First interest payment date shall be ● ●, [2021]; thereafter interest shall be payable in arrears on the last day once every three months (final interest payment date shall be the Final Repayment Date).

Applicable Interest Rate:

Base Interest Rate + Spread

(Payable in arrears, calculated and prorated, based on the actual number of days elapsed, on the basis of a 365-day year from and including the first day of, and to but excluding the last day of, the relevant period, with any fraction less than one yen being discarded)

Base Interest Rate:

Japanese Yen TIBOR (Telerate 17097) corresponding to Base Interest Rate Period

If no interest rate corresponding to the Base Interest Rate Period is displayed and such Base Interest Rate Period is longer than one week, the Base Interest Rate shall be the higher of the interest rate for the shortest period longer than such Base Interest Rate Period and the interest rate for the longest period shorter than such Base Interest Rate Period. If such Base Interest Rate Period is equal to or shorter than one week, the Base Interest Rate shall be the interest rate for one week.

If such interest rate falls below 0%, the Base Interest Rate shall be 0%.

“Base Interest Rate Period” means a period of three months (provided, however, that the first and the last interest rate period shall be the period corresponding to such interest rate period).

Spread:	0.50% (per annum)

Commitment Fee:	An amount equal to the Tranche A Unused Committed Amount multiplied by 0.50% (per annum) shall be payable in lump sum on the day which is 5 Business Days after the end of the Commitment Fee Calculation Period (from (a) the earlier of (i) October 24, 2020 or (ii) one month anniversary of the date of this Agreement to (b) the earlier of (i) the day before Tranche A Loan Disbursement Date or (ii) the Commitment Expiration Date).

Security Interests:	Unsecured

Guarantee:	NAVER Corporation

(3) Tranche B

Committed Amount (Proposed):	62.3 billion yen

Final Repayment Date:	Third anniversary of the Tranche B Loan Disbursement Date.

Manner of Repayment of Principal:	Payable in lump sum at maturity

Manner of Payment of Interest:	The first payment date shall be ● ●, [2021]; thereafter interest shall be payable in arrears on the last day once every three months (final interest payment date shall be the Final Repayment Date).

Applicable Interest Rate:

Base Interest Rate + Spread

(Payable in arrears, calculated and prorated, based on the actual number of days elapsed, on the basis of a 365-day year from and including the first day of, and to but excluding the last day of, the relevant period, with any fraction less than one yen being discarded)

Base Interest Rate:

Japanese Yen TIBOR (Telerate 17097) corresponding to Base Interest Rate Period

If no interest rate corresponding to the Base Interest Rate Period is displayed and such Base Interest Rate Period is longer than one week, the Base Interest Rate shall be the higher of the interest rate for the shortest period longer than such Base Interest Rate Period and the interest rate for the longest period shorter than such Base Interest Rate Period. If such Base Interest Rate Period is equal to or shorter than one week, the Base Interest Rate shall be the interest rate for one week.

If such interest rate falls below 0%, the Base Interest Rate shall be 0%.

“Base Interest Rate Period” means a period of three months (provided, however, that the first and the last interest rate period shall be the period corresponding to such interest rate period).

Spread:	0.75% (per annum)

Commitment Fee:	An amount equal to the Tranche B Unused Committed Amount multiplied by 0.50% (per annum) shall be payable in lump sum on the day 5 Business Days after the end of the Commitment Fee Calculation Period (from (a) the earlier of (i) October 24, 2020 or (ii) one month anniversary of the date of this Agreement to (b) the earlier of (i) the day before Tranche B Loan Disbursement Date or (ii) the Commitment Expiration Date).

Security Interests:	Unsecured

Guarantee:

NAVER Corporation

Z Holdings Corporation

Z Holdings Corporation shall be an original party to this Agreement as a Guarantor for Tranche B, provided that its rights and duties as a Guarantor shall arise subject to the completion of the Restructuring as a suspensive condition (except for the duty of a Guarantor to submit documents as a condition precedent to the incurrence of the lending duty, which shall arise as of the date of this Agreement), and concurrently therewith NAVER Corporation shall be released from its rights and duties as a Guarantor.

(4) Tranche C

Committed Amount (Proposed):	12 billion yen

Final Repayment Date:	The completion date of the Restructuring

Manner of Repayment of Principal:	Payable in lump sum at maturity

Manner of Payment of Interest:	The first payment date shall be ● ●, [2021]; thereafter interest shall be payable in arrears on the last day once every months (final interest payment date shall be the Final Repayment Date).

Applicable Interest Rate:

Base Interest Rate + Spread

(Payable in arrears, calculated and prorated, based on the actual number of days elapsed, on the basis of a 365-day year from and including the first day of, and to but excluding the last day of, the relevant period, with any fraction less than one yen being discarded)

Base Interest Rate:

Japanese Yen TIBOR (Telerate 17097) corresponding to Base Interest Rate Period

If no interest rate corresponding to the Base Interest Rate Period is displayed and such Base Interest Rate Period is longer than one week, the Base Interest Rate shall be the higher of the interest rate for the shortest period longer than such Base Interest Rate Period and the interest rate for the longest period shorter than such Base Interest Rate Period. If such Base Interest Rate Period is equal to or shorter than one week, the Base Interest Rate shall be the interest rate for one week.

If such interest rate falls below 0%, the Base Interest Rate shall be 0%.

“Base Interest Rate Period” means a period of one month (provided, however, that the first and the last interest rate period shall be the period corresponding to such interest rate period).

Spread:	0.50% (per annum)

Commitment Fee:	An amount equal to the Tranche C Unused Committed Amount multiplied by 0.50% (per annum) shall be payable in lump sum on the day 5 Business Days after the end of the Commitment Fee Calculation Period (from (a) the earlier of (i) October 24, 2020 or (ii) one month anniversary of the date of this Agreement to (b) the earlier of (i) the day before Tranche C Loan Disbursement Date or (ii) the Commitment Expiration Date).

Security Interests:	Unsecured

Guarantee:	NAVER Corporation

(5) Tranche D

Committed Amount (Proposed):	12 billion yen

Final Repayment Date:	Third anniversary of the Tranche B Loan Disbursement Date

Manner of Repayment of Principal:	Payable in lump sum at maturity

Manner of Payment of Interest:	The first payment date shall be ● ●, [2021]; thereafter interest shall be payable in arrears on the last day once every three months (final interest payment date shall be the Final Repayment Date)

Applicable Interest Rate:

Base Interest Rate + Spread

(Payable in arrears, calculated and prorated, based on the actual number of days elapsed, on the basis of a 365-day year from and including the first day of, and to but excluding the last day of, the relevant period, with any fraction less than one yen being discarded)

Base Interest Rate:

Japanese Yen TIBOR (Telerate 17097) corresponding to Base Interest Rate Period

If no interest rate corresponding to the Base Interest Rate Period is displayed and such Base Interest Rate Period is longer than one week, the Base Interest Rate shall be the higher of the interest rate for the shortest period longer than such Base Interest Rate Period and the interest rate for the longest period shorter than such Base Interest Rate Period. If such Base Interest Rate Period is equal to or shorter than one week, the Base Interest Rate shall be the interest rate for one week.

If such interest rate falls below 0%, the Base Interest Rate shall be 0%.

“Base Interest Rate Period” means a period of three months (provided, however, that the first and the last interest rate period shall be the period corresponding to such interest rate period).

Spread:	0.75% (per annum)

Commitment Fee:	An amount equal to the Tranche D Unused Committed Amount multiplied by 0.25% (per annum) shall be payable in lump sum on the day 5 Business Days after the end of the Commitment Fee Calculation Period (from (a) Tranche C Loan Disbursement Date to (b) the earlier of (i) the day before Tranche D Loan Disbursement Date or (ii) the Commitment Expiration Date).

Security Interests:	Unsecured

Guarantee:

Z Holdings Corporation

Z Holdings Corporation shall be an original party to this Agreement as a Guarantor for Tranche D, provided that its rights and duties as a Guarantor shall arise subject to the completion of the Restructuring as a suspensive condition (except for the duty of a Guarantor to submit documents as a condition precedent to the incurrence of the lending duty, which shall arise as of the date of this Agreement).

2. Rights and Duties of Lenders

Duties of Lenders:	Lenders shall be obligated to disburse an Individual Loan at the request of Borrower in accordance with the terms of this Agreement.

Independent Rights and Duties of Lenders:	The rights and duties of each Lender under this Agreement shall be individual and independent of those of other Lenders, except as otherwise set forth in this Agreement.

3. Conditions Precedent

Conditions Precedent to Incurrence of Lending Duty:

A Lender shall be obligated to make a loan subject to the satisfaction of all of the following conditions as of the time of disbursement of an Individual Loan, provided that whether or not such conditions are satisfied shall be determined by each Lender, and none of the other Lenders and Agent shall be liable for the determination of, or non-disbursement of an Individual Loan by, such Lender:

<Tranche A/B/C >

(1)   The application for the loan satisfies the requirements set forth in this Agreement and has taken effect in accordance with the provisions of this Agreement;

(2)   Such Lender has not been released from its lending duty or the lending duty of such Lender has not been terminated pursuant to the provisions of this Agreement;

(3)   All representations and warranties of Borrower and Guarantors are true and correct; provided, however, that if such representations and warranties are not subject to exemption due to minority, seriousness or materiality, or other similar exemptions, minor breaches of such representations and warranties are excluded;

(4)   None of Borrower and Guarantors has breached, or has specific likeliness to breach, any terms of this Agreement; provided, however, that if such terms are not subject to exemption due to minority, seriousness or materiality, or other similar exemptions, minor breaches of such terms are excluded;

(5)   No discussion on the termination of this Agreement has been commenced with respect to any of Lenders;

(6)   With respect to any Lender, the agreement for the loan has not been terminated in whole or in part pursuant to the first sentence of Article 587-2, Paragraph 2 of the Civil Code;

(7)   Borrower has submitted all of the following documents to Agent and all Lenders has received a copy thereof

(i) A seal certificate of the representative of Borrower who affixes his/her name and seal to this Agreement (prepared and issued within the preceding three months);

(ii)  A certified copy of commercial registration (prepared and issued within the preceding three months);

(iii)  A certified copy of the articles of incorporation;

(iv) A certificate prepared by the representative director stating that all formal internal procedures to approve the borrowings under this Agreement have been performed; and

(v)   A business plan (provided, however, that “KPI” is required to cover the core business only) and a repayment plan of Borrower having the scope reasonably requested by Lenders;

(8)   Each Guarantor has submitted all of the following documents to Agent and all Lenders has received a copy thereof. Guarantors shall attach Japanese or English translation of the documents below which have been prepared in language other than Japanese or English for reference purposes:

(i) A seal certificate of the representative of such Guarantor who affixes his/her name and seal to this Agreement (prepared and issued within the preceding three months);

(ii)  A certified copy of commercial registration (prepared and issued within the preceding three months);

(iii)  A certified copy of the articles of incorporation;

(iv) A certificate prepared by the representative director stating that any formal internal procedures have been performed to approve the provision of a guarantee under this Agreement; and

(v)   [reserved];

(9)   The joint and several guarantee for each tranche has been validly provided pursuant to this Agreement; provided, however, that the joint and several guarantee for Tranche B and Tranche D to be provided by Z Holdings Corporation shall be subject to the completion of the Restructuring;

(10)  A breakdown of expenses to which the proceeds of each Individual Loan will be applied with respect to each of Tranche A, Tranche B and Tranche C, which shall be limited to those items which Borrower can reasonably practically prepare or obtain, has been submitted to Agent and all Lenders;

(11)  The tender offer jointly made by NAVER J. Hub Corporation and Softbank Corporation. for the purpose of acquiring all shares of common stock etc. of Borrower (other than any treasury shares of Borrower and any shares of common stock and bonds with stock acquisition rights owned by Guarantors) (the “Tender Offer”) has been lawfully and validly completed in the US and Japan, and the settlement therefor has been completed; and

(12)  Borrower has issued a notice of early redemption to holders of the Bonds with Stock Acquisition Rights.

<Tranche D>

(1)   Conditions precedent to incurrence of lending duty of Tranche A/B/C (other than item (10)) have been satisfied (technical adjustments will be made at documentation stage); provided, however, that the documents set forth in (7) and (8) of <Tranche A/B/C> shall be submitted to the Agent by the date 3 Business Days before the requested disbursement date for Tranche D; provided, further, that such documents which have already been submitted as such conditions precedent may be replaced by the submission of the certificate issued by the representative of Borrower certifying that such documents have not changed to Agent by the date 3 Business Days before the requested disbursement date;

(2)   The Restructuring has been completed; and

(3)   Tranche D Lenders and Agent may reasonably determine that Tranche C Loan will be fully repaid concurrently with the disbursement of Tranche D Loan.

4. Disbursement of Loans

Manner of Disbursement of a Loan:	If a Lender has received a loan application (submission of a loan application form) and all of the “Conditions Precedent” are satisfied as of the time of disbursement of an Individual Loan, such Lender shall deposit the amount of such Individual Loan into the Agent Account by 11:00 a.m. on the requested disbursement date.

Payment by Agent on Behalf of Lenders:

(i) If Agent has received a loan application and no notice of “Non-Disbursement of a Loan” is given, Agent shall be entitled (but not obligated) to disburse the Individual Loan on behalf of the relevant Lender.

(ii)  In such event, such Lender shall deposit the amount equal to the Individual Loan Disbursement Amount into the Agent Account in full, provided that such Lender shall, upon demand from Agent, immediately pay to Agent the Advance Payment Costs required for such payment made on behalf of such Lender.

(iii)  If such Lender fails to pay to Agent such Advance Payment Costs and the amount equal to the Individual Loan Disbursement Amount, Agent may make a claim against Borrower for the Advance Payment Costs and the amount equal to the Individual Loan Disbursement Amount that should be borne by such Lender. Borrower shall, upon demand from Agent, promptly pay such amount to Agent. In the event that Borrower has, in accordance with the foregoing, paid to Agent the Advance Payment Costs and the amount equal to the Individual Loan Disbursement Amount that should be borne by such Lender, such Lender shall be deemed not to have disbursed the Individual Loan, and Borrower may, if the requirements set forth in the section “Conditions Precedent to Incurrence of Lending Duty” are satisfied, make a claim against such Lender for the Advance Payment Costs and the amount equal to the Individual Loan Disbursement Amount that should be borne by such Lender.

Submission of a Receipt by Facsimile:	Upon disbursement of a loan, Borrower shall immediately submit to Agent a receipt showing the amount of the loan and the details of the Individual Loans by facsimile transmission. If Agent has received such receipt, Agent shall promptly deliver a copy thereof to Lenders which disbursed such Individual Loans.

Non-Disbursement of a Loan:

(1)   Any Lender which has decided not to disburse an Individual Loan by reason of non-satisfaction of the “Conditions Precedent” (“Non-Disbursing Lender”) may give notice to Agent, Borrower and all other Lenders by 3:00 p.m. on the day one Business Day prior to the requested disbursement date.

(2)   If Non-Disbursing Lender does not disburse an Individual Loan, Borrower shall pay the Break Funding Cost (if any) to such Lender, except where such failure to disburse the Individual Loan constitutes a breach of the lending duty of Non-Disbursing Lender.

(3)   In the event that Borrower terminates the loan agreement for an Individual Loan pursuant to the first sentence of Article 587-2, Paragraph 2 of the Civil Code after a loan application is made and prior to the disbursement of the Individual Loan so applied for, Borrower shall give written notice of such termination to Lender which is a party to such loan agreement to be terminated as well as Agent, and Borrower shall, upon such termination, pay the Break Funding Cost (if any) to such Lender.

5. Release of Lenders from Their Duties

Release from Duties:

If any of the following events has occurred and Majority Lenders or Agent reasonably determines that it is objectively impossible for all or any Lenders to disburse a loan, all Lenders shall be released from their lending duties upon notice from Agent to Borrower, Guarantors and all Lenders;

(i) Occurrence of a natural disaster, war or terrorist attack;

(ii)  Interruption of electricity or communications or failure of settlement systems;

(iii)  Occurrence of an event which renders borrowing and lending transactions in yen funds impossible on the Tokyo Interbank Market; or

(iv) Occurrence of any other event not attributable to any Lender, which is equivalent to (i), (ii) and (iii) above.

Elimination of Grounds for Release from Duties:	If, after notice is given pursuant to ”Release from Duties” above, Majority Lenders or Agent reasonably determine(s) that the foregoing circumstances have ceased to exist, Agent shall immediately notify Borrower, Guarantors and all Lenders that such Loan Unavailability Event has ceased to exist.

Exemption from Payment of Commitment Fee:	Borrower shall not be obligated to pay any Commitment Fee during such Loan Unavailability Period.

6. Increased Costs; Illegality

Amendments to Laws; Increased Costs:	In the event that expenses for the loans under this Agreement increase on account of the enactment or amendment of any laws and regulations or any change of the interpretation or application thereof, which shall be limited to the circumstances due to the reasonable events not attributable to Lender(s), or the establishment of any reserve or increase in the amount of such reserve, or any change of the accounting regulations or application thereof or otherwise (provided, however, that such event does not include the increase of expenses for the loans under this Agreement on account of the change in tax rate of taxable income of the relevant Lender(s)), Lenders may require Borrower to choose whether to bear such increased costs or to repay its obligations to Lender incurring such increased costs (“Increased Costs Lender”) and thereby terminate the lending duty of Increased Costs Lender.

Illegality:	In the event that the execution and performance of, and the transactions under, this Agreement become contradictory to any laws and regulations binding on any Lender (provided, however, that such event does not include those attributable to Lender(s)), such Lender shall consult with Borrower and all other Lenders through Agent and determine the course of action. In such event, Borrower and all other Lenders may not, without reasonable grounds, reject the termination of the lending duty of such Lender and the repayment of all obligations owed by Borrower to such Lender.

7. Payment of Principal and Interest

Borrower shall pay the principal of the loans on the Repayment Date and interest on each Interest Payment Date.

8. Prepayment

Voluntary Prepayment:

(1)   In principle, no prepayment shall be permitted, except in the case of voluntary prepayment in accordance with the procedures set forth in (2) below or compulsory prepayment.

(2)   If Borrower desires to make prepayment:

(a)   Borrower shall, at least 10 Business Days prior to the preferred prepayment date, notify Agent of the following items in writing:

(i) Date of disbursement of the loan with respect to which Borrower desires to make prepayment and the amount of principal thereof;

(ii)  Amount of principal which Borrower desires to prepay (which shall be either the entire amount of the outstanding balance of principal or an amount equal to an integral multiple of 100 million yen which is not less than 100 million yen);

(iii)  Borrower’s intention to pay the entire amount of interest accrued through the preferred prepayment date (“Accrued Interest”) and the Break Funding Cost (if any) on such date; and

(iv) Preferred prepayment date.

(b)   Agent shall, upon receipt of notice from Borrower, notify all Lenders which disbursed the loans with respect to which Borrower has given notice of its desire to make prepayment (“Lender Subject to Prepayment”) of the content of such notice by the Business Day immediately following the day on which such notice is received.

(c)   [reserved]

(d)   Lender Subject to Prepayment shall calculate, and notify Agent of, the amount of the Break Funding Cost (if any) by 5:00 p.m. on the day which is 2 Business Days prior to the preferred prepayment date, and Agent shall, upon receipt of such notice, notify Borrower of such amount by 5:00 p.m. on the day 1 Business Day prior to the preferred prepayment date.

(e)   Borrower shall pay the sum of the principal payable as prepayment, the Accrued Interest and the Break Funding Cost (if any) on the preferred prepayment date.

(3)   The amount of prepayment shall be applied to principal amount which has not been repaid of each Tranche A, Tranche B and Tranche C (after full repayment of Tranche C, Tranche D) on pro rata basis If any prepayment is made during the Commitment Period, the amount so prepaid may not be re-borrowed.

Compulsory Prepayment:

(1)   In the event that the Restructuring is not completed by the first Business Day of the fifth month from the disbursement date of Tranche A, Tranche B and Tranche C or any other date thereafter approved by Majority Lenders (“Restructuring Deadline Date”), Borrower shall make prepayment of the entire amount of principal of Tranche B and Tranche C (after full repayment of Tranche C, Tranche D) on the first Interest Payment Date after the Restructuring Deadline Date.

(2)   In the case described in the preceding paragraph, Borrower shall pay the Accrued Interest and the Break Funding Cost (if any), in addition to the entire amount of principal of Tranche B and Tranche C (after full repayment of Tranche C, Tranche D).

Break Funding Cost:

In the case where the Reinvestment Interest Rate for the Remaining Period falls below the Base Interest Rate at the time of the commencement of calculation of the Break Funding Cost, an amount calculated by multiplying the difference between the Reinvestment Interest Rate and the Base Interest Rate by the actual number of days in the Remaining Period, and further multiplying the resulting product by the Applicable Principal Amount (meaning (i) the amount of principal to be repaid or set off in the case where the principal is repaid or set off on any day other than the immediately following Interest Payment Date, (ii) the Individual Loan Disbursement Amount in the case where Borrower terminates the loan agreement for an Individual Loan pursuant to the first sentence of Article 587—2, Paragraph 2 of the Civil Code after a loan application is made and prior to disbursement of such Individual Loan, (iii) the Individual Loan Disbursement Amount in the case where the relevant Individual Loan is not disbursed on account of failure to satisfy all or any of the “Conditions Precedent to Incurrence of Lending Duty”, or (iv) the amount of principal of an Individual Loan outstanding at the time of acceleration in the case where any obligation of Borrower for such Individual Loan has been accelerated; here and hereinafter the same) (calculated and prorated on the basis of a 365-day year from and including the first day of, and to but excluding the last day of, the relevant period).

Reinvestment Interest Rate: An interest rate reasonably determined by the relevant Lender as the rate that would be received if the Applicable Principal Amount were reinvested on the Tokyo Interbank Market.

Remaining Period: From the time of commencement of calculation of the Break Funding Cost to the immediately following Interest Payment Date.

9. Default Interest

Borrower or Guarantors shall, if the performance of any obligation is delayed, pay default interest on the amount of the defaulted obligation calculated at the rate of 14 percent per annum (as far as no violation of laws and regulations occur) (calculated for a period from and including the due date for the defaulted obligation to and including the day on which it is performed, by dividing the actual number of days in such period by 365, with division being performed last and any fraction less than one yen being discarded.

10. Assorted Expenses and Taxes and Public Charges

Any reasonable expenses incurred by Lenders and Agent pursuant to this Agreement, assorted expenses for the preparation, modifications and amendments of agreements (including reasonable scope of attorneys’ fees), stamp duty on agreements, and other taxes and public charges shall be borne by Borrower.

11. Guarantee

(1)   Guarantors shall, jointly and severally with Borrower, guarantee to each Lender and Agent the payment of all present and future obligations owed by Borrower to each Lender and Agent under this Agreement. If any Lender and Agent demand that a Guarantor perform its guarantee obligation, such demand shall also be effective against Borrower.

(2)   Even if any security interest or guarantee created or provided for the benefit of any Lender or Agent to secure or guarantee any present and future obligations owed by Borrower to each Lender and Agent under this Agreement has been modified or cancelled in whole or in part for the convenience of such Lender or Agent, no Guarantor may claim that it has been released from its obligations or raise any other objection, unless such modification or cancellation is deemed not to be based on reasonable grounds in light of social convention applicable to transactions. Even if a Guarantor has suffered any damage as a result thereof, such Guarantor shall not demand compensation for such damage against such Lender or Agent; provided, however, that such Guarantor may demand compensation for such damage against such Lender or Agent if such damage is caused by the reason attributable to such Lender or Agent.

(3)   Even if a Guarantor has performed its guarantee obligation in whole or in part to any Lender or Agent, such Guarantor shall not exercise any right acquired from such Lender or Agent by virtue of subrogation as a result of the performance of such guarantee obligation until any and all Lending Duties under this Agreement terminate and any and all obligations of Borrower owed to Lenders under this Agreement are fully performed, unless consent is obtained from Majority Lenders and Agent with which such transaction remains in effect. Such Guarantor shall, if requested by Majority Lenders or Agent, transfer such right or priority for no consideration to any Lender or Agent designated by Majority Lenders or Agent. In the event where any and all Lending Duties under this Agreement terminate and any and all obligations of Borrower owed to Lenders under this Agreement are fully performed, Lenders and Agent shall return such right or priority for no consideration to the relevant Guarantor promptly and Lenders or Agent shall transfer the amount exceeding the amount for full repayment of Borrower’s obligation under this Agreement if the cash received due to the exercise of such transferred right exceeds the amount for full repayment of Borrower’s obligations under this Agreement. Any reasonable expenses necessary for such return etc. shall be borne by Borrower.

(4)   If a Guarantor has, other than its guarantee obligation set forth in Paragraph (1) above, provided a guarantee for any transaction between Borrower and any Lender or Agent for the benefit of such Lender or Agent, such other guarantee shall not be modified by reason of the incurrence of the guarantee obligation set forth in Paragraph (1) above.

(5)   No Guarantor shall claim that it is exercising any right of set-off, right of cancellation or right of termination held by Borrower against any Lender or Agent, or any other right of affirmative defense which Borrower is entitled to assert against any Lender or Agent.

(6)   A Guarantor may, pursuant to Article 458-2 of the Civil Code, require any Lender through Agent to furnish such Guarantor with information regarding whether there is any default on, and the amounts of balance of, the principal of, and interest on, the obligations under an Individual Loan, and any penalty, damages and any other obligations incidental to such obligations, and the amounts of any such obligations which have become due and payable. Each Lender shall, without delay after receipt of such request, provide such Guarantor through Agent with any such requested information.

12. Performance of Obligations of Borrower and Guarantors

(1)   Borrower and Guarantors shall make a deposit into the Agent Account by 11:00 a.m. on the repayment date for the purpose of repayment of their obligations under this Agreement. In such event, such obligations will be deemed to have been performed at the time the funds are deposited into the Agent Account.

(2)   Except as otherwise set forth in this Agreement, even if Borrower and Guarantors make payment of their obligations under this Agreement directly to any Lender other than Agent, such payment will not be deemed to discharge such obligations under this Agreement. Any Lender which receives such payment shall immediately deposit the funds so received into the Agent Account.

(3)   Any payment made by Borrower and Guarantors under this Agreement shall be applied in the following order of priority:

(i) Those expenses required to be borne by Borrower or Guarantors pursuant to this Agreement that were incurred by Agent on behalf of Borrower or Guarantors, and the Agent Fee, as well as default interest thereon;

(ii)  Those expenses required to be borne by Borrower or Guarantors that are payable to third parties;

(iii)  Those expenses required to be borne by Borrower or Guarantors that were incurred by any Lender on behalf of Borrower or Guarantors, and default interest thereon;

(iv) Default interest (other than default interest set forth in (i) and (iii)) and the Break Funding Cost;

(v)   Commitment Fee;

(vi) Interest on the loans; and

(vii) Principal of the loans.

13. Distribution to Lenders

(1)   If any balance remains after deducting the amount set forth in (3)(i) and (ii) of the section “Performance of Obligations of Borrower and Guarantors” from the amount paid by Borrower pursuant to the section “Performance of Obligations of Borrower and Guarantors”, Agent shall immediately distribute such balance to Lenders.

(2)   Agent may (but shall not be obligated to) make a distribution to Lenders by way of advance payment.

14. Representations and Warranties of Borrower and Guarantors
Representations and Warranties of Borrower:

Borrower represents and warrants that as of the date of this Agreement and as of the time of disbursement of Individual Loan (or, with respect to Item (vi), as of the time of receipt by Lenders (or if disclosure is made through electronic disclosure procedures, as of the time of such disclosure)), the following matters are true and correct:

(i)  Borrower is a kabushiki kaisha duly incorporated and validly existing under the laws of Japan;

(ii)  The execution and performance by Borrower of, and the transactions under, this Agreement are within the scope of the corporate purposes of Borrower, and Borrower has completed all procedures required therefor under laws and regulations and the articles of incorporation and other internal rules of Borrower;

(iii)   The execution and performance by Borrower of, and the transactions under, this Agreement will not (a) violate any laws and regulations binding on Borrower, (b) violate the articles of incorporation or any other internal rules of Borrower, or (c) breach any agreement with a third party to which Borrower is a party or which binds on Borrower or its assets (provided, however, that if such breach of agreement does not have material adverse effect on Borrower’s assets, business, financial conditions or future forecast, such breach of agreement does not constitute breach of this representation and warranty);

(iv) Any person signing or affixing his/her name and seal to this Agreement on behalf of Borrower has been authorized to sign, or affix his/her name and seal to, this Agreement on behalf of Borrower pursuant to procedures required under laws and regulations, and the articles of incorporation and other internal rules of Borrower;

(v)   This Agreement is legal, valid and binding on Borrower, enforceable in accordance with its terms;

(vi) Any reports and timely disclosure materials prepared by Borrower (meaning any documents published in accordance with rules of financial instruments exchanges, such as a summary of financial statements (kessan tanshin), a revised earnings forecast and a summary of quarterly financial statements; hereinafter the same) (or, after the delisting of Borrower, financial statements; hereinafter the same for the purposes of the section “Representations and Warranties of Borrower”) have been prepared accurately except for minor points and lawfully in light of the generally accepted accounting standards in Japan, and if required to be audited (including quarterly reviews; hereinafter the same for the purposes of the section “Representations and Warranties of Borrower”) under laws and regulations, have been audited as required;

(vii)  Since the completion of settlement of accounts for the accounting term ending in December 2019, no material change has occurred which has specific likeliness to cause deterioration of the business, assets or financial condition of Borrower indicated in the reports (audited reports, if such reports are required to be audited under laws or regulations or have otherwise been audited) prepared by Borrower for such accounting term and thereby materially adversely affect the performance of this Agreement by Borrower;

(viii)  With respect to Borrower, no litigation, arbitration, administrative procedure or other dispute resolution procedure which has or has specific likeliness to have a material adverse effect on the performance of its duties under this Agreement has been commenced or has specific likeliness to be commenced;

(ix) No “Event of Default” has occurred or has specific likeliness to occur;

(x)   Borrower does not fall under any of the categories listed in Items (a) to (n) below (“Anti-Social Forces”)

(a)   An organized crime group (boryokudan);

(b)   An organized crime group member;

(c)   A person who was an organized crime group member within the past 5 years;

(d)   An organized crime group quasi-member;

(e)   A corporation associated with an organized crime group;

(f)   A corporate extortionist (sokai-ya), etc.;

(g)   A social campaign advocate racketeer (shakai undo-tou hyobo goro);

(h)   An organized crime group with special intelligence, etc.;

(i)  Any other person similar to any of those listed in (a) to (h) above;

(j)  A person who has a relationship with any of the persons falling under (a) to (i) above (for the purposes of this item, an “Organized Crime Group Associate”) in which such Organized Crime Group Associate is considered to control the management of such person’s business;

(k)   A person who has a relationship with an Organized Crime Group Associate in which such Organized Crime Group Associate is found to be substantially involved in the management of such person’s business;

(l)  A person who has a relationship with an Organized Crime Group Associate in which such person is found to wrongly utilize such Organized Crime Group Associate, for instance, in order to exploit unlawful benefits on behalf of such person or any company owned by such person or any third party, or to cause damage to any third party;

(m) A person who has a relationship with an Organized Crime Group Associate in which such person is considered to be connected with such Organized Crime Group Associate, including by means of providing finance or an accommodation; or

(n)   A person whose officer or other staff substantially involved in its management has a socially condemnable relationship with an Organized Crime Group Associate;

(xi) Borrower, as well as its subsidiaries, directors and officers is not engaged in any activities or actions which violate any anti-bribery laws, anti-corruption laws or anti-money laundering laws applicable in any jurisdiction, and has established and maintains guidelines and procedures designed to prevent any violation of such laws, regulations and rules; and

(xii)  None of Borrower, its subsidiaries, and its and their directors and officers is (i) a Sanctioned Person, or (ii) a person owned or controlled by any person located, incorporated or residing in any country or territory which is a Sanctioned Country.

The terms “Sanction”, “Sanctioned Country” and “Sanctioned Person” shall have the following respective meanings (the same shall apply for the purposes of Item (xi) of the section “Representations and Warranties of Guarantors” and Paragraph (6) of the section “Covenants of Borrower”):

“Sanction”: Any economic or commercial sanction or restrictive measures administered, implemented, invoked or enforced by the U.S. Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, EU, French Republic, Her Majesty’s Treasury and/or Japan, or any other competent sanctions authorities.

“Sanctioned Country”: Any country or territory subject to Sanctions broadly prohibiting transactions with such country or territory or the government thereof.

“Sanctioned Person”: Any individual or entity that is the subject or target of any Sanction.

Representations and Warranties of Guarantors:

Each Guarantor represents and warrants that as of the date of this Agreement and as of the time of disbursement of Individual Loan and, in the case of Z Holdings Corporation, as of the date of the completion of the Restructuring (or, with respect to Item (vi), as of the time of receipt by Lenders (or, if disclosure is made through electronic disclosure procedures, as of the time of such disclosure)), the following matters are true and correct:

(i)  Such Guarantor is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(ii)  The execution and performance by such Guarantor of, and the transactions under, this Agreement are within the scope of the purposes of such Guarantor, and such Guarantor has completed all procedures required therefor under laws and regulations and the articles of incorporation and other internal rules of such Guarantor;

(iii)   The execution and performance by such Guarantor of, and the transactions under, this Agreement will not (a) violate any laws and regulations binding on such Guarantor, (b) violate the articles of incorporation or any other internal rules of such Guarantor, or (c) breach any agreement with a third party to which such Guarantor is a party or which binds on such Guarantor or its assets (provided, however, that if such breach of agreement does not have material adverse effect on Guarantor’s assets, business, financial conditions or future forecast, such breach of agreement does not constitute breach of this representation and warranty);

(iv) Any person signing or affixing his/her name and seal to this Agreement on behalf of such Guarantor has been authorized to sign, or affix his/her name and seal to, this Agreement on behalf of such Guarantor pursuant to any procedures required under laws and regulations, and the articles of incorporation and other internal rules of such Guarantor;

(v)   This Agreement is legal, valid and binding on such Guarantor, enforceable in accordance with its terms;

(vi) Any reports and timely disclosure materials prepared by such Guarantor have been prepared accurately except for minor points and lawfully in light of the generally accepted accounting standards in the Republic of Korea (in the case of NAVER Corporation) or Japan (in the case of Z Holdings Corporation), and if required to be audited under laws and regulations, have been audited as required;

(vii)  Since the completion of settlement of accounts for the accounting term ending in December 2019 (in the case of NAVER Corporation) or March 2020 (in the case of Z Holdings Corporation), no material change has occurred which has specific likeliness to cause deterioration of the business, assets or financial condition of such Guarantor indicated in the reports (audited reports, if such reports are required to be audited under laws or regulations or have otherwise been audited) prepared by such Guarantor for such accounting term and thereby materially adversely affect the performance of this Agreement by such Guarantor;

(viii)  With respect to such Guarantor, no litigation, arbitration, administrative procedure or other dispute resolution procedure which has or has specific likeliness to have a material adverse effect on the performance of its duties under this Agreement has been commenced or has specific likeliness to be commenced;

(ix) Such Guarantor does not fall under any of the categories of Anti-Social Forces;

(x)   Such Guarantor, as well as its subsidiaries, directors and officers is not engaged in any activities or actions which violate any anti-bribery laws, anti-corruption laws or anti-money laundering laws applicable in any jurisdiction, and has established and maintains guidelines and procedures designed to prevent any violation of such laws, regulations and rules; and

(xi) None of Guarantor, its subsidiaries, its and their directors or officers is (i) a Sanctioned Person, or (ii) a person owned or controlled by any person located, incorporated or residing in any country or territory which is a Sanctioned Country.

15. Covenants of Borrower and Guarantors

Covenants of Borrower:

In the period from the date of this Agreement until Borrower completes the performance of all its obligations to Lenders and Agent under this Agreement, Borrower covenants to take the following actions at its expense:

(1)   Submission of Documents and Reporting

(i) If any “Event of Default” has occurred or has specific likeliness to occur, Borrower shall promptly after recognizing the occurrence of such event so report in writing to Agent and all Lenders;

(ii)  If Borrower has prepared any financial statements for the accounting term ending in December 2020 or thereafter, Borrower shall, promptly after such financial statements become final, submit to Agent such number of copies of such financial statements as required by Agent, to which its tax return and annexed detailed statements are attached;

(iii)  If Borrower has prepared any financial statements for the accounting term ending in December 2020 or thereafter, Borrower shall promptly submit to Agent and all Lenders through Agent a form designated by Agent which confirms the status of compliance with the matters set forth in the section “Financial Covenants” and a debt balance statement;

(iv) If Borrower has prepared any financial statements for the accounting term ending in December 2020 or thereafter, Borrower shall promptly submit to Agent and all Lenders through Agent a form designated by Agent which confirms the status of compliance with the matters set forth in the section “Negative Pledge”;

(v)   If required by Agent or any Lender through Agent based on the reasonable necessity, Borrower shall promptly report the condition of property, management or business of Borrower and its subsidiaries and affiliates in writing to Agent and all Lenders through Agent, and shall provide reasonable convenience necessary for inspection thereof;

(vi) If any material adverse change has occurred, or has specific likeliness to occur with the passage of time, to the condition of property, management or business of Borrower and its subsidiaries and affiliates (except for those arising out of the Restructuring), or any litigation, arbitration, administrative procedure or other dispute resolution procedure which materially affects or may materially affect the performance of duties under this Agreement has been commenced or has specific likeliness to be commenced with respect to Borrower, Borrower shall promptly after recognizing the occurrence of such event so report in writing to Agent and all Lenders through Agent; and

(vii) If any of the matters set forth in the section “Representations and Warranties of Borrower” is found to have been untrue, Borrower shall promptly so report in writing to Agent and all Lenders through Agent.

(2)   Other Covenants

(i) Borrower shall maintain in effect any licenses and permits necessary for the conduct of its principal business, and continue to carry on its business in compliance with all laws and regulations; provided, however, that breach of this covenant which does not have material adverse effect on Borrower’s assets, business, financial conditions or future forecast does not constitute breach of this covenant;

(ii)  Borrower shall not change its principal business (except for any change made in the course of any of the actions listed in (i) to (iii) of the section “Negative Covenants” without breaching the section “Negative Covenants”);

(iii)  Borrower shall not subordinate any of its obligations under this Agreement to, and shall treat any such obligations at least pari passu with, any other unsecured obligations (including any secured obligations which may remain uncollected after liquidation and disposal of collateral) in terms of payment, except where such subordination is required by laws and regulations;

(iv) Borrower shall not commit or cause any third party to commit (a) an act of making violent demands; (b) an act of making unreasonable demands beyond legal responsibility, (c) an act of using intimidation or violence with respect to a transaction, (d) an act of injuring the reputation of Lenders or Agent or interfering with the business of Lenders or Agent by spreading false information or using fraudulent or forceful means, or (e) any other act similar to any of the foregoing (“Anti-Social Actions”); and

(v)   Borrower shall not become a person falling under any of the categories of Anti-Social Forces.

(3)   Attachment of Loan Claims

If any order of provisional attachment, preservative attachment or attachment of the Loan Claims has been served on Borrower, Borrower shall promptly give written notice thereof to all Lenders through Agent, together with a copy of such order.

(4)   [reserved]

(5)   [reserved]

(6)   Borrower covenants that Borrower will not, directly or indirectly, allow the loan proceeds obtained under this Agreement to be used by, or lend, invest or otherwise provide such loan proceeds to or in, any of its subsidiaries or joint venture partners or any other person (i) for the purpose of providing funds for any activities or business conducted with any person which is a Sanctioned Person or in any country or territory which is a Sanctioned Country at the time of the provision of such funds, or (ii) in a manner which is likely to result in a violation of a Sanction by any person.

Covenants of Guarantors:

In the period from the date of this Agreement until a Guarantor completes the performance of all its obligations to Lenders and Agent under this Agreement, such Guarantor covenants to take the following actions at its expense:

(1)   Submission of Documents and Reporting

(i) If any “Event of Default” has occurred or has specific likeliness to occur, such Guarantor shall promptly after recognizing the occurrence of such event so report in writing to Agent and all Lenders;

(ii)  If such Guarantor has prepared any reports (except for those for the first and the third quarters) for the accounting term ending in December 2020 (in the case of NAVER Corporation) / the interim period in the accounting term ending in March 2021 (in the case of Z Holdings Corporation) or thereafter, such Guarantor shall, promptly after submission of such reports to the director general of the competent regional finance bureau or any equivalent government agency or self-regulatory organization, submit a copy of such reports to Agent and all Lenders through Agent, provided that if Borrower has made a disclosure of such reports through the electronic disclosure procedures set forth in the Financial Instruments and Exchange Act, a copy of such reports will be deemed to have been submitted by Borrower to Agent and all Lenders;

(iii)  If required by Agent or any Lender through Agent based on the reasonable necessity, such Guarantor shall promptly report the condition of property, management or business of such Guarantor and its subsidiaries and affiliates in writing to Agent and all Lenders through Agent, and shall provide convenience necessary for inspection thereof;

(iv) If any material adverse change has occurred, or has specific likeliness to occur with the passage of time, to the condition of property, management or business of such Guarantor and its subsidiaries and affiliates (excluding those arising out of the Restructuring),, or any litigation, arbitration, administrative procedure or other dispute resolution procedure which materially affects or may materially affect the performance of duties under this Agreement has been commenced or has specific likeliness to be commenced with respect to such Guarantor, such Guarantor shall promptly after recognizing the occurrence of such event so report in writing to Agent and all Lenders through Agent; and

(v)   If any of the matters set forth in the section “Representations and Warranties of Guarantors” is found to have been untrue, such Guarantor shall promptly so report in writing to Agent and all Lenders through Agent.

(2)   Other Covenants

(i) Such Guarantor shall not subordinate any of its obligations under this Agreement to, and shall treat any such obligations at least pari passu with, any other unsecured obligations (including any secured obligations which may remain uncollected after liquidation and disposal of collateral) in terms of payment, except where subordination is required by laws and regulations;

(ii)  Such Guarantor shall not take or cause any third party to take any Anti-Social Action; and

(iii)  Such Guarantor shall not become a person falling under any of the categories of Anti-Social Forces.

(3)   Attachment of Loan Claims

If any order of provisional attachment, preservative attachment or attachment of the Loan Claims has been served on such Guarantor, such Guarantor shall promptly give written notice thereof to all Lenders through Agent, together with a copy of such order.

(4)   [reserved]

(5)   Z Holdings Corporation as Guarantor covenants that, in the period from the date of completion of the Restructuring until Borrower completes the performance of all obligations to Lenders and Agent under this Agreement, such Guarantor will procure that it maintains Borrower as its consolidated subsidiary and the ratio of shareholding by Z Holdings Corporation in Borrower (not only direct holding but also indirect holding) will not fall below 50.1%.

(6)   Z Holdings Corporation as Guarantor covenants that, in the period from the date of this Agreement until Borrower completes the performance of all obligations to Lenders and Agent under this Agreement, such Guarantor will procure that it maintains Yahoo Corporation as its consolidated subsidiary and the ratio of shareholding by Z Holdings Corporation in Yahoo Corporation (not only direct holding but also indirect holding) will not fall below 50.1%.

Negative Covenants:

In the period from the date of this Agreement until Borrower completes the performance of all obligations to Lenders and Agent under this Agreement, Borrower shall not take any of the following actions without the consent of Agent and Majority Lenders (provided, however, that such actions shall be limited to those which have material adverse effect or have specific likeliness to have material adverse effect on the performance of its duties under this Agreement):

(i) Any reorganization (soshiki henko), merger (gappei), company split (kaisha bunkatsu), share exchange (kabushiki kokan), share transfer (kabushiki iten), or establishment of a self-trust (except for the Restructuring);

(ii)  Any assignment of all or part of the business or assets to any third party (including assignment for the purpose of a sale and leaseback, but excluding any sale of assets incidental to the enforcement of, or voluntary sale of collateral subject to, the Permitted Security Interests (collectively meaning (i) any revolving pledges already granted over any assets of Borrower at the time of execution of this Agreement to secure, among other claims, the Loan Claims under this Agreement, (ii) any security interests granted by Borrower in accordance with the provisions of the section “Negative Pledge” to secure the Loan Claims or a claim for performance of guarantee obligations under this Agreement, or to secure these claims among other claims, and (iii) any statutory security interests such as statutory liens (sakidori tokken) and retention rights (ryuchi-ken); hereinafter the same); or

(iii)  Any acquisition of all or part of the business or material assets of a third party (excluding any sale and purchase of inventories and goods etc. which is within the scope of ordinary course of business).

Financial Covenants:

In the period from the date of this Agreement until Borrower completes the performance of all obligations to Lenders and Agent under this Agreement, Borrower covenants to comply with the following:

(i) For the accounting term ending in December 2020 and thereafter, Borrower shall procure that the amount indicated in the net asset section of the consolidated balance sheet as of the last day of each annual accounting period will not be less than 75 percent of the amount indicated in the net asset section of the consolidated balance sheet as of the last day of the immediately preceding accounting period; and

(ii)  Borrower shall procure that operating loss or net loss on a consolidated basis (provided, however, that costs and expenses associated with the Restructuring (limited to those being deducted from operating income) and expenses which are regarded as one-time expenses shall be added back) will not be recognized on any two consecutive occasions for any two consecutive accounting terms or interim periods (for each term/period, testing latest twelve months) commencing with the interim period of the accounting term ending in December 2021 (if Borrower changes its fiscal year end to March by then, commencing with the interim period of the accounting term ending in March 2022) and its immediate subsequent interim period. The first testing of compliance with this item (ii) shall be made targeting the financial results of the interim period ending June 2021 (if Borrower changes its fiscal year end to March by then, the interim period ending September 2021) and its immediate subsequent accounting term.

Negative Pledge:

(1)   In the period from the date of this Agreement until Borrower completes the performance of all obligations to Lenders and Agent under this Agreement, Borrower shall not grant any security interest to secure any obligations owed by Borrower or any third party (including loan obligations, bonds, guarantee obligations, and any other similar obligations) without the prior written consent of Majority Lenders and Agent, except in any of the following cases. In the event that any of Items (a) to (g) applies, Borrower shall give prior written notice of the provision of a security interest to Agent and all Lenders through Agent:

(a)   A case where Borrower provides any security interest for the purpose of obtaining a loan from the Development Bank of Japan Inc. or Japan Bank for International Cooperation;

(b)   A case where Borrower provides any security interest in any asset to secure loan obligations incurred for the purpose of acquisition of such asset (including obligations incurred for refinancing such loan);

(c)   A case where Borrower acquires any asset in which a security interest has already been provided (including where Borrower acquires any asset in which a security interest has already been established upon merger, company split or acquisition of any business);

(d)   A case where Borrower provides any security interest to the extent necessary for obtaining any financing by means of liquidation of assets;

(e)   A case where Borrower provides any security interest in connection with any unsecured bonds which have already been issued or may be issued by Borrower subject to a clause providing for conversion of such bonds to secured bonds;

(f)   A case where Borrower replaces an asset which serves as collateral subject to a Permitted Security Interest with another asset which is a substitute for such collateral if such replacement is necessary, such as replacement of stock certificates incidental to change of the issuer in a share transfer transaction; or

(g)   A case where Borrower provides a security interest to secure its obligations already secured at the time of execution of this Agreement, including by reason of any change to the collateral, to the extent of the value of such collateral (provided that the value of such collateral refers to the value as of the time of such change).

For the purposes of the foregoing, the provision of a security interest means providing a security interest in any asset of Borrower or granting an option to provide a security interest in any specific asset of Borrower, except for statutory liens (sakidori tokken) and retention rights (ryuchi-ken), and any other security interests which automatically arises by operation of law. For the avoidance of doubt, the “provision of a security interest” shall not include Borrower’s delivery of, establishment of, or provision of deposit, guarantee deposits or lease deposits and any other similar money based on the reasonable business necessity.

16. Events of Default

If any of the following events has occurred with respect to Borrower or a Guarantor, all obligations of Borrower under this Agreement shall be accelerated and the lending duties of all Lenders shall cease to exist:

(1)   Events of Automatic Default

(i)  If such party has suspended payment of its debts generally, or a petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other similar statutory insolvency proceedings (including any similar petition filed outside Japan) has been filed with respect to such party, except when Majority Lenders reasonably determines that such petition is filed for abusive purpose;

(ii)  If such party has adopted a resolution for dissolution or received an order for dissolution, except for dissolution of Borrower or a Guarantor in the course of a merger or consolidation;

(iii)   If such party has discontinued its entire principal business;

(iv) If suspension of transactions has been imposed by a clearing house, suspension of transactions has been imposed by densai.net Co., Ltd., or any other similar action has been taken by an electronic claim recording organization; or

(v)   If any order or notice has been issued for provisional attachment, preservative attachment or attachment, or a disposition ordering service of an order for preservative attachment or attachment has been imposed, with respect to any deposit claims or other claims held by Borrower or a Guarantor against any Lender; provided, however, that in the case of provisional attachment, (i) if Borrower or a Guarantor deposits provisional attachment release money or (ii) if the execution of such provisional attachment is suspended or the execution of provisional attachment already performed is revoked within 10 Business Days after the day of such order, Borrower or a Guarantor will be retroactively deemed to have not come under the event of this item.

(2)   Events of Default upon Demand from Majority Lenders

(i)  If the performance of any obligations held by Borrower or a Guarantor to any Lender or Agent, whether or not under this Agreement, has been delayed; provided, however, that, if such failure of payment occurs in respect of a Guarantor, only the Borrower’s obligations being covered by such Guarantor’s guarantee shall be accelerated and only the lending duties of all Lenders in respect of tranche(s) being covered by such Guarantor’s guarantee shall cease to exist; provided, further, that if such failure of payment is caused by an administrative error and such failure is cured within next Business Day of the day when Borrower or a Guarantor notices such delay or a Lender or Agent notifies Borrower or a Guarantor of such delay, Borrower or a Guarantor will not come under the event of this item;

(ii)  If any of the “Representations and Warranties of Borrower” (except for (x)) or the “Representations and Warranties of Guarantors” (except for (ix)) is found to be untrue; provided, however, that, if such representations and warranties themselves are not subject to an exemption of minority or any similar exemption and such breach of representations and warranties does not have material adverse effect on the ability to perform payment obligation of Borrower and Guarantors under this Agreement or Borrower’s or Guarantors’ assets, business, financial conditions or future forecast, Borrower or a Guarantor will not come under the event of this item; further, to the extent that such breach of representations and warranties is curable, Borrower or a Guarantor will come under the event of this item only if such breach of representations and warranties is not cured over 10 Business Days from the earlier of the date on which Borrower or a Guarantor becomes aware of such breach of representations and warranties or the date on which Agent notifies Borrower of such breach of representations and warranties;

(iii)   If a breach of any of the “Covenants of Borrower” (except for (2)(iv) and (v)), the “Covenants of Guarantors” (except for (2)(ii) and (iii)), the “Negative Covenants”, the “Financial Covenants”, or the “Negative Pledge” has occurred; provided, however, that, if such breach of covenant is a breach of covenant other than the “Financial Covenants” and such covenant itself is not subject to an exemption of minority or any similar exemption, Borrower or a Guarantor will not come under the event of this item for a minor breach of such covenant; further, to the extent that such breach is curable, Borrower or a Guarantor will come under the event of this item only if such breach is not cured over 10 Business Days from the earlier of the date on which Borrower or a Guarantor becomes aware of such breach of covenant or the date on which Agent notifies Borrower of such breach of covenant;

(iv) If, other than as set forth in (i) to (iii), a breach of any of the duties of Borrower or a Guarantor under this Agreement (except for (2)(iv) and (v) of the “Covenants of Borrower”, and (2)(ii) and (iii) of the “Covenants of Guarantors”) has occurred, provided that if such covenant itself is not subject to an exemption of minority or any similar exemption, Borrower or a Guarantor will not come under the event of this item for a minor breach of such covenant; further, if such breach is capable of being remedied, this item shall be applicable only if such breach is not cured over 10 Business Days from the earlier of the date on which Borrower or a Guarantor becomes aware of such breach of covenant or the date on which Agent notifies Borrower of such breach of covenant;

(v)   If a petition for specified conciliation has been filed, except when Majority Lenders reasonably determines that such petition is filed for abusive purpose;

(vi) If any guarantee obligation of Guarantors ceases to be effective due to invalidity, cancellation or any other causes, except for the case where Guarantors provide any alternative security or guarantee which is in substance and form satisfactory to Borrower and Agent, such event has already been contemplated under this Agreement and such event occurs due to reasons attributable to Lenders or Agent;

(vii)  If any order or notice has been issued for attachment, provisional attachment, preservative attachment or provisional disposition, or public auction procedures have been commenced with respect to any assets in which Borrower or a Guarantor granted a security interest for the benefit of Lenders; provided, however, that in the case of provisional attachment, (i) if Borrower deposits provisional attachment release money or (ii) if the execution of such provisional attachment is suspended or the execution of provisional attachment already performed is revoked within 10 Business Days after the day of such order, the Borrower will be retroactively deemed to have not come under the event of this item;

(viii)  If any bond obligations have been accelerated;

(ix) If any obligations other than those under this Agreement have been accelerated in whole or in part, or any guarantee obligation for any debts owed by a third party cannot be performed, notwithstanding that such guarantee obligation has become due and payable; provided, however, that, in the case of such obligation is non-monetary obligation, Borrower or a Guarantor will come under the event of this item only when the aggregate amount of obligation subject to acceleration and obligation which cannot be performed exceeds JPY one (1) billion;

(x)   If such party has suspended its business, decided to discontinue its business, or received any administrative action from any competent governmental agency such as suspension of business; provided, however, that, if such suspension of business etc. does not have material adverse effect on the ability to perform payment obligation of Borrower and Guarantors under this Agreement or Borrower’s or Guarantors’ assets, business, financial conditions or future forecast, Borrower or a Guarantor will not come under the event of this item;

(xi) If Item (x) of the “Representations and Warranties of Borrower” or Item (ix) of the “Representations and Warranties of Guarantors” is found to be untrue, or a breach of Item (2)(iv) or (v) of the “Covenants of Borrower”, or Item (2)(ii) or (iii) of the “Covenants of Guarantors” has occurred, and the continuation of the transaction under this Agreement is thereby reasonably found to be inappropriate; or

(xii)  If, other than as set forth in the foregoing items, the condition of the business or property of Borrower or a Guarantor has deteriorated or has specific likeliness to deteriorate and acceleration is considered to have specific and urgent necessity based on good grounds for the purpose of the preservation of claims.

(3)   If Borrower or a Guarantor has incurred any damage by virtue of the application of the provisions of this article (“Events of Default”) with respect to Item (x) of the “Representations and Warranties of Borrower”, Item (ix) of the “Representations and Warranties of Guarantors”, Item (2)(iv) or (v) of the “Covenants of Borrower”, or Item (2)(ii) or (iii) of the “Covenants of Guarantors”, neither Borrower nor any Guarantor shall make any claim against Lenders or Agent, and if any damage is incurred by a Lender or Agent, Borrower and Guarantors shall be liable for any such damage that is within the scope of reasonable and probable legal causation; provided, however, that such Borrower or Guarantor may make claim against such Lender or Agent if such damage is caused by the reason attributable to such Lender or Agent.

(4)   If any of the events set forth in Paragraph (2) has occurred or is likely to occur with respect to Borrower or a Guarantor, and Agent notifies Borrower based on a decision of Majority Lenders that Lenders waive the right to make a demand pursuant to Paragraph (2) arising from the occurrence of such event, all Lenders shall forfeit such right. Lenders shall not forfeit any other right arising from the occurrence of such event (including but not limited to the right relating to the determination of whether the “Conditions Precedent” set forth in the section “Conditions Precedent to Incurrence of Lending Duty” have been satisfied), or the right to make a demand pursuant to Paragraph (2) on account of any other event.

17. Set-Off, Enforcement of Permitted Security Interests and Voluntary Sale

(1)   If Borrower or a Guarantor is required to perform its obligations to Agent or a Lender at maturity, upon acceleration, or for any other reason, such Lender may set off its claims under this Agreement against, or apply such claims to repayment of, any deposit obligations, obligations under insurance contracts or other obligations owed by Agent or such Lender to Borrower or such Guarantor, by the equivalent amount, regardless of the maturity of such obligations. If the principal of any Individual Loan is extinguished by such set-off or application of funds to repayment, and the day on which calculation is performed is any day other than an Interest Payment Date for such Individual Loan, Borrower shall, concurrently with such set-off or application of funds to repayment, pay to the relevant Lender which has made such Individual Loan any Accrued Interest and the Break Funding Cost (if any) relating to such Individual Loan so extinguished by such set-off or application of funds to repayment.

(2)   Borrower or a Guarantor may, as long as it is necessary to preserve its claims, set off its obligation to Agent or such Lender under this Agreement which has become due and payable against any deposit claim, claim under any insurance contract, or any other claim against Agent or a Lender which has become due and payable by the equivalent amount.

(3)   If Borrower or a Guarantor is required to perform its obligations to Agent or a Lender at maturity, upon acceleration, or for any other reason, Agent or such Lender, as the case may be, may enforce any Permitted Security Interest (including any enforcement by means of acquisition or disposal of the collateral and settlement of the balance, or by other means not pursuant to statutory procedures that are in accordance with the terms of such Permitted Security Interest, and also including collection of claims by way of extension of the effect of such Permitted Security Interest to the proceeds of the collateral or by way of accord and satisfaction; “Enforcement of a Permitted Security Interest”). If the principal of any Individual Loan is extinguished by such Enforcement of a Permitted Security Interest, and the day on which the principal of such Individual Loan is extinguished is any day other than an Interest Payment Date for such Individual Loan, Borrower shall, concurrently with such Enforcement of Permitted Security Interest, pay to the relevant Lender which made such Individual Loan any Accrued Interest and the Break Funding Cost (if any) relating to such Individual Loan so extinguished by such Enforcement of a Permitted Security Interest.

(4)   Notwithstanding the provisions of Paragraph (2) of the section “Performance of Obligations of Borrower and Guarantors” and the section “Negative Covenants”, Borrower or a Guarantor may, upon giving prior written notice to Agent, voluntarily sell the collateral asset in which a Permitted Security Interest is granted for the benefit of Agent or a Lender in accordance with agreement with Agent or such Lender, as the case may be, and pay the proceeds received from such sale directly to Agent or such Lender, as the case may be, as the performance of obligations under this Agreement, or deliver the collateral asset in which a Permitted Security Interest is granted for the benefit of Agent or a Lender as a means of accord and satisfaction as the performance of obligations under this Agreement in accordance with agreement with Agent or such Lender, as the case may be, and any such payment shall be regarded as the performance of obligations under this Agreement. If the principal of any Individual Loan is extinguished by such voluntary sale or accord and satisfaction, and the day on which the principal of such Individual Loan is extinguished is any day other than an Interest Payment Date for such Individual Loan, Borrower shall, concurrently with such voluntary sale or accord and satisfaction, pay to the relevant Lender which made such Individual Loan any Accrued Interest and the Break Funding Cost (if any) relating to such Individual Loan so extinguished by such voluntary sale or accord and satisfaction.

18. Adjustment among Lenders

(1)   If Borrower’s obligations to any Lender under this Agreement have been extinguished without following the provisions of the section “Performance of Obligations of Borrower and Guarantors” and the section “Distribution to Lenders” set forth in this Agreement, all Lenders and Agent shall, except as otherwise set forth in this Agreement, make adjustment among Lenders and Agent by way of assignment of claims or acquisition of claims or any other appropriate measure so that the same result will be achieved as if such obligations were discharged and extinguished in accordance with the provisions of the section “Performance of Obligations of Borrower and Guarantors” and the section “Distribution to Lenders”.

(2)   Notwithstanding the provisions of Paragraph (1), in any of the following events, no assignment of claims shall be made by applying the provisions of Paragraph (1) mutatis mutandis, and payment shall be received solely by the relevant Lender:

(i) If a Lender enforces any Permitted Security Interest;

(ii)  If a Lender receives payment of its claims against Borrower under this Agreement with respect to any Permitted Security Interest as a result of any compulsory execution or public auction as a means of enforcement of a security interest commenced by a third party; or

(iii)  If any asset in which any Permitted Security Interest was granted for the benefit of a Lender has been sold voluntarily and the proceeds received for such sale have been directly paid to such Lender as the performance of obligations under this Agreement, or any asset in which any Permitted Security Interest was granted for the benefit of a Lender has been delivered to such Lender as a means of accord and satisfaction, and any obligations to such Lender under this Agreement have been extinguished.

19. Rights and Duties of Agent

(1)   Agent shall perform the Agent Services based on entrustment from and on behalf of all Lenders. Agent shall not owe any duties other than those expressly set forth in this Agreement, and shall not be liable in any way for failure by any Lender to perform its duties under this Agreement. Agent shall be an agent of Lenders, and unless otherwise set forth herein, shall not act as an agent of Borrower.

(2)   Agent shall use the due care of a prudent manager in fulfilling its responsibilities and exercising its power as set forth in this Agreement.

(3)   Agent and its directors, employees, and agents shall not be liable to Lenders for any action or omission under or relating to this Agreement in the absence of willful misconduct or gross negligence.

(4)   Agent shall, if written instructions are given by Majority Lenders or all Lenders, act in accordance with such instructions so far as such instructions are lawful and do not breach any express provision of this Agreement, and in such event, Agent shall not be liable to Borrower or Lenders for any consequences resulting from acting in such manner. Agent may, except where based on a duty expressly set forth in the terms of this Agreement, refrain from acting unless instructed in writing by Majority Lenders or all Lenders, and Agent shall not be liable to Borrower or Lenders for any consequences resulting from such omission.

(5)   Unless Agent has received notice from Borrower or Lenders that an event set forth in the section “Events of Default” has occurred, Agent shall be deemed to have been unable to know the existence of such event.

(6)   Agent makes no warranty with respect to the validity of this Agreement and any matters represented in this Agreement, and each Lender shall, based on such documents and information as it deems appropriate, conduct its own investigation with respect to the credit standing of Borrower and any other necessary matters, and shall execute this Agreement and enter into the transactions contemplated by this Agreement on the basis of its own judgment.

(7)   If Agent also acts as a Lender, its rights and duties under this Agreement in the capacity of a Lender shall, notwithstanding the duties of Agent under this Agreement, be the same as those of other Lenders. Agent may enter into generally permitted banking transactions with Borrower separately from this Agreement, and Agent shall not be obligated to disclose to other Lenders any information relating to Borrower, or distribute to other Lenders any funds of Borrower, obtained in the course of any such transaction.

(8)   In calculating the Individual Loan Disbursement Amounts and the amounts to be distributed to Lenders pursuant to the provisions of the section “Distribution to Lenders”, the Individual Loan Disbursement Amount or the distributable amount applicable to any Lender other than a Lender designated by Agent (“Fraction Accumulated Lender”; provided that if Agent also acts as a Lender, Agent acting in the capacity of a Lender shall be Fraction Accumulated Lender) shall be rounded down to the nearest whole yen, and the Individual Loan Disbursement Amount or the distributable amount applicable to Fraction Accumulated Lender shall be an amount equal to the sum of the Individual Loan Disbursement Amounts or the aggregate distributable amount minus the Individual Loan Disbursement Amounts or distributable amounts applicable to other Lenders.

(9)   If Agent receives any notice under this Agreement which is required to be further conveyed, Agent shall promptly give notice of the content thereof.

20. Resignation and Dismissal of Agent

(1)   Agent may resign by giving written notice to all Lenders and Borrower. Majority Lenders shall appoint a successor Agent with the consent of Borrower, and such resignation shall not be effective until the person so appointed accepts such appointment.

(2)   Majority Lenders may dismiss Agent by giving written notice to all other Lenders, Borrower and Agent; provided, however, that such dismissal shall not be effective until a successor Agent is appointed with Borrower’s consent and such appointed successor Agent accepts such appointment.

(3)   If either of the following events has occurred, Agent may, notwithstanding the provisions of Paragraphs (1) and (2) above, resign as Agent by giving written notice to all Lenders and Borrower. In such event, the resignation shall be effective even if no successor Agent is appointed:

(i) If a period of six months has elapsed since the issuance of any ruling for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other similar statutory insolvency proceedings with respect to Borrower; or

(ii)  If Borrower has failed to pay the Agent Fees, and notwithstanding that Agent made a demand for payment from Borrower specifying a period of one month, a period of twelve months or more has elapsed without any payment since the last day of such demand period, and all Lenders do not agree to a request that Lenders pay the Agent Fee on behalf of Borrower.

21. Collective Decision-Making by Lenders

(1)   Collective Decision-Making Process Initiated by Lenders

If a Lender determines that any of the events set forth in this Agreement which require instructions from Majority Lenders or all Lenders has occurred, such Lender may give notice to Agent requesting collective decision-making by Majority Lenders or all Lenders.

(2)   Collective Decision-Making Process Initiated by Borrower or a Guarantor

If any of the events set forth in this Agreement which require collective decision-making by Majority Lenders or all Lenders has occurred, Borrower or a Guarantor may give notice to Agent requesting collective decision-making by Majority Lenders or all Lenders.

(3)   Collective Decision-Making Process Initiated by Agent

If, in addition to the cases under Paragraphs (1) and (2), Agent determines by itself that any event which requires collective decision-making by Majority Lenders or all Lenders has occurred, Agent may notify all Lenders that collective decision-making by Majority Lenders or all Lenders will take place.

22. Amendments to Agreement

(1)   This Agreement may be amended if agreed upon in writing among Borrower, Guarantors, Majority Lenders and Agent; provided, however, that any amendment to this Agreement relating to any of the following matters shall require written agreement among Borrower, Guarantors, all Lenders and Agent:

(i)  Amendment of any of the “Conditions Precedent to Incurrence of Lending Duty”;

(ii)  Increase in the Committed Amount;

(iii)   Imposition of any additional duty or increase in any duty of Lenders;

(iv) Reduction in the principal of, or interest on, any Individual Loan, the commitment fee, or any other amount payable by Borrower under this Agreement;

(v)   Deferment of the due date for the principal of, or interest on, any Individual Loan, the commitment fee, or any other amount payable by Borrower under this Agreement;

(vi) Reduction in the spread or the commitment fee rate, or change of the definition of Base Interest Rate which may be detrimental to Lenders;

(vii)  Change of the aggregate participation ratio for determination of Majority Lenders;

(viii)  Change of the intended use of proceeds;

(ix) [reserved]

(x)   [reserved]

(xi) Change of the Events of Default (for the avoidance of doubt, this item does not include change of the matters regarding representations and warranties, the matters regarding covenants, the negative covenants, the financial covenants and the negative pledge which have been referred to in the Events of Default);

(xii)  Amendment to any of the terms indicated in this Agreement as requiring the consent of all Lenders;

(xiii)  Termination of the guarantee; change of the scope of Guarantors;

(xiv) Amendment to this article; or

(xv)   Any other matter which Agent considers to diminish the rights of, or increase the duties of, Lenders in any material aspect.

(2)   Allowance of Borrower’s or a Guarantor’s breach of obligation under this Agreement, discharge regarding Events of Default and other waiver of Lenders’ right may be made by Majority Lenders’ consent.

(3)   In the event that Agent resigns in accordance with the provisions of Paragraph (3) of the section “Resignation and Dismissal of Agent” and no successor Agent is immediately appointed upon agreement of Majority Lenders, this Agreement may be amended upon written agreement of Majority Lenders and Agent (or of Majority Lenders, if Agent has already resigned) to the extent reasonably necessary to enable each Lender to individually exercise its rights. Any party which has amended this Agreement in accordance with the provisions of this paragraph shall notify any other parties to this Agreement of the details of the amendment in writing without delay.

23. Assignment

(1)   Assignment of Contractual Status of Borrower

Borrower may not assign its contractual status or rights and duties under this Agreement to any third party without the prior written consent of all Lenders and Agent, except where Borrower assigns, transfers or has another entity succeed its contractual status and rights and duties under this Agreement to Borrower (New LINE) as part of the Absorption-type Company Split.

(2)   Assignment of Contractual Status of Lenders

During the Commitment Period, any Lender may assign its contractual status under this Agreement and the rights and duties associated with such status in whole or in part to any third party, only if (i) Borrower gives the prior written consent, (ii) such Lender advises Agent of such assignment at least five Business Days prior to the date of assignment, and (iii) certain contractual conditions (such as the status assignee being a corporation with its head office, branch office or business office in Japan registered under the laws of Japan and not being a Money Lender within the meaning of Article 2, Paragraph 2 of the Money Lending Business Act) are satisfied. Borrower may not withhold such consent without reasonable grounds.

(3)   Assignment of Loan Claims

Any Lender may assign the Loan Claims in whole or in part with Borrower’s prior consent in writing (provided, however, that such consent shall not be unreasonably withheld; provided, further, that such consent is not necessary if any Event of Default has occurred and is continuing), provided that all of the following requirements are satisfied,

(i) With respect to the Loan Claims to be so assigned, the assignee will be bound by the terms of this Agreement related to the Loan Claims;

(ii)  The assignee is a corporation domiciled in Japan (a corporation with its head office, branch office or business office in Japan registered under the laws of Japan) and is a financial institution (a bank, insurance company, institutional investor or the like), or is a special purpose company incorporated for the purpose of asset liquidation (securitization); provided, however, that if acceleration has occurred to Borrower, assignment may be made to a Servicer (within the meaning of Article 2, Paragraph 3 of the Act on Special Measures Concerning Business of Management and Collection of Claims (Law No. 126 of 1998, as amended)), in addition to a financial institution or special purpose company described above;

(iii)  If the Loan Claims will be divided and assigned, the amount of each of the Loan Claims after such division shall be no less than 100 million yen, except where the assignor is a Lender which is also acting as Agent; and

(iv) Such assignment will not result in imposition of withholding or other taxes or otherwise increase the amount of interest payable by Borrower to the assignee.

(4)   If the Loan Claims are assigned, the assignor and the assignee shall perfect such assignment against third parties and against the debtor effective as of the date of such assignment, and shall, in the written consent of Borrower to the assignment, obtain from Borrower an expression of intention to waive, as an affirmative defense, any right of set-off or right to claim that such Loan Claims have been repaid, released, nullified or cancelled, or any other right of affirmative defense. In such event, (i) such Lender shall advise Agent of such assignment at least five Business Days prior to the date of assignment, and (ii) on or after the date of assignment, the assignor and the assignee shall immediately notify Agent of such assignment under their joint names (except where the assignor is a Lender which is also acting as Agent).

(5)   Unpermitted Assignment

In the case of any assignment of the Loan Claims which does not satisfy the requirements set forth in this Agreement (“Unpermitted Assignment”; the assignor making any Unpermitted Assignment will be referred to as an “Unpermitted Assignor”, and the claims so assigned will be referred to as “Claims Subject to Unpermitted Assignment”), Borrower, Guarantors, Agent and other Lenders may treat the Loan Claims in a manner set forth in this Agreement or otherwise treat the Loan Claims as if no Unpermitted Assignment occurred and the Unpermitted Assignor continues to hold the Claims Subject to Unpermitted Assignment, and shall not be liable for any damages thereby incurred.

(6)   Assignment Handling Fee

Any expenses arising from an assignment pursuant to Paragraphs (2) to (4) shall be borne by the assignor. The assignor shall, by the date of such assignment, pay to Agent 500,000 yen and consumption tax thereon per assignee in consideration of the performance of administrative procedures relating to such assignment (except where the assignor is a Lender which is also acting as Agent).

24. Collection from Third Parties

(1)   No obligation of Borrower under this Agreement may be repaid by any third party other than Borrower without the prior written consent of Agent and all Lenders, except for any repayment by a Guarantor under the guarantee pursuant to this Agreement, any repayment permitted under the section “Collection from Third Parties” (including any repayment by a third party pursuant to a guarantee agreement or agreement for assumption of obligations set forth in Paragraph (2)), or any repayment by a third party pursuant to a guarantee agreement (including an agreement for third party collateral) or agreement for assumption of obligations executed prior to the date of this Agreement; provided, however, that the foregoing shall not apply if any obligation of Borrower under this Agreement has been accelerated.

(2)   From the date of this Agreement onwards, Borrower may not cause any third party to provide a guarantee and third party collateral guaranteeing or securing any obligations of Borrower under this Agreement or to assume any obligations under this Agreement without the prior written consent of Agent and all Lenders.

(3)   In the event that any obligation is repaid by a third party in accordance with a guarantee agreement (including an agreement for third party collateral) or an agreement for assumption of obligations executed without breaching this Agreement, no adjustment shall be made among Lenders by way of assignment of claims pursuant to the section “Adjustment among Lenders”, and if such third party acquires the Loan Claims by subrogation as a result of such repayment, such acquisition by subrogation shall be regarded as an assignment of the Loan Claims under Paragraph (3) (“Assignment of Loan Claims”) of the section “Assignment”, and such provisions shall apply mutatis mutandis.

25. Termination of Lending Duties of All Lenders

If any of the following events has occurred, the lending duties of all Lenders shall terminate:

(i) If the Commitment Expiration Date has passed;

(ii)  If the Unused Committed Amount becomes zero;

(iii)  If any of the events listed in Paragraph (1) of the section “Event of Default” has occurred, or if any of the events listed in Paragraph (2) of the section “Event of Default” has occurred and Agent gives notice to Borrower pursuant to such paragraph; or

(iv) If Borrower notifies Agent in writing that Borrower wishes to terminate lending duties of all Lender at least 15 Business Days prior to the preferred date of such termination, and the preferred date of such termination has arrived.

26. General Provisions

Confidentiality:

Borrower shall not raise any objection to disclosure of information in any of the following cases:

(i) If Agent and Lenders disclose to each other to the extent reasonably required any information regarding Borrower, Guarantors, and transactions with Borrower and Guarantors obtained by Agent and Lenders in connection with this Agreement or any agreement other than this Agreement, where notice of non-disbursement of a loan is given, any Event of Default has occurred and is continuing, any collective decision-making by Lenders is required, or disclosure is reasonably necessary for the purpose of preserving or exercising any claim of Agent or a Lender;

(ii)  If, in connection with an assignment or the execution of a guarantee agreement (including an agreement for third party collateral) for, or an agreement for assumption of, any obligations owed by Borrower under this Agreement not based on the request of Borrower, the assignor discloses any information regarding this Agreement to the assignee, the guarantor, the person assuming such obligations, or a person considering accepting such assignment, providing a guarantee or assuming such obligations, provided that the assignor imposes a confidentiality duty on the person to whom such information is disclosed; or

(iii)  If a Lender or Agent discloses any information regarding this Agreement to the extent reasonably required pursuant to any applicable laws, or an order, guidance or request from any administrative, judicial or other competent authority, whether domestic or foreign, the central bank or any self-regulatory organization, or to any attorneys, judicial scriveners, certified public accountants, audit corporations, tax attorneys, rating agencies or other professionals which are reasonably required to receive such confidential information for the performance of their professional duties, or if a Lender or Agent discloses any information regarding this Agreement to its parent company, subsidiaries, affiliates and other related companies to the extent reasonably necessary and appropriate for its internal control purposes.

Risk of Loss and Release of Liability:

(i) If any document submitted by Borrower or a Guarantor to Agent or any Lender is lost, destroyed or damaged on account of any incident, disaster or other unavoidable circumstances, Borrower or such Guarantor shall, upon consultation with Agent, perform its obligations under this Agreement based on books, vouchers and other records of Agent or such Lender; provided, however, that such records shall be prepared and stored in accordance with laws and regulations and internal rules of Agent or Lenders; provided, further that, if Borrower or such Guarantor shows prima facie objective evidence which shows incorrectness or inaccuracy of such books, vouchers and other reasonable records, Borrower or such Guarantor may perform its obligation under this Agreement based on objective materials Borrower shows. Borrower or such Guarantor shall, if reasonably requested by Agent or by a Lender through Agent, promptly produce, and submit to Agent or to such Lender through Agent, any substitute document to the extent reasonably necessary.

(ii)  If any damage, loss or expense have arisen from any incident such as forgery, falsification or theft of a seal in connection with any transaction entered into by a Lender or Agent after comparing with the due care a seal impression of the representative or agent of Borrower or a Guarantor used in any transaction under this Agreement with the seal impression regarding which Borrower or such Guarantor has given notice in advance, and determining that they are identical, Borrower shall be liable for any such damages loss or expense that is within the scope of reasonable and probable legal causation.

Non-Applicability of Standard Bank Transaction Agreements:	No standard bank transaction agreement or standard financial transaction agreement separately submitted by Borrower or a Guarantor to any Lender or separately executed between Borrower or a Guarantor and any Lender shall apply to this Agreement or any transactions under this Agreement.

Notarization:	Each of Borrower and Guarantors shall, at any time at the request of Agent or Majority Lenders based on the reasonable necessity, engage a notary public to perform procedures reasonably necessary to prepare notarized documents acknowledging their obligations under this Agreement and assenting to compulsory enforcement of their obligations under this Agreement. Any expenses for the preparation of such notarized documents shall be borne by Borrower or such Guarantor.

Governing Law and Jurisdiction:	This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall be the court of first instance having non-exclusive jurisdiction over any dispute arising in connection with this Agreement.

Language:	This Agreement shall be prepared in the Japanese language, and the Japanese language version shall be the authentic original of this Agreement.

Number of Execution Copies:	One copy. The “original” shall be retained by Agent, and “copies” shall be retained by Borrower, Guarantors and Lenders.

Exhibit

Overview of the Restructuring

(Attachment 2)

[mm/dd], 2020

To:

Sumitomo Mitsui Banking Corporation

BNP Paribas (acting through its Tokyo branch)

Mizuho Bank, Ltd.

Aozora Bank, Ltd.

MUFG Bank, Ltd.

DBS Bank Limited Tokyo Branch

WOORI BANK

Crédit Agricole Corporate and Investment Bank, Tokyo Branch

Hana Bank

Korea Development Bank, Tokyo Branch

The Bank of Yokohama, Ltd.

Kookmin Bank

Shinsei Bank, Limited

Mega International Commercial Bank Co., Ltd.

Shinhan Bank Japan

The Dai-ichi Life Insurance Company, Limited

E.SUN Commercial Bank, Ltd. Tokyo Branch

Sompo Japan Insurance Inc.

First Commercial Bank

The Ehime Bank, Ltd.

ORIX Bank Corporation

CTBC Bank Co., Ltd. Tokyo Branch

Re: Syndicated Loan

We hereby consent to the content and conditions set forth in the Syndicated Loan Commitment Letter dated August 26, 2020, prepared by you (“Commitment Letter”) (including content and conditions set forth in the Term Sheet as defined in the Commitment Letter), and designate you as the Lenders for the Loan.

The effective term of this Letter and the promise to you made in this Letter shall be the same as the effective term of the Commitment Letter; provided, however, that even if the effective term of the promise made in this Letter expires, in accordance with Paragraph 6 of this Commitment Letter, we will bear the expenses that you may incur in relation to the Loan-Related Agreements set forth in this Commitment Letter and this Commitment Letter.

Unless otherwise defined, terms defined in the Commitment Letter shall have the same meaning in this Letter.

End

(LINE Corporation)